Exhibit 99.1

Darling International Inc.

News Release
August 11, 2005

DARLING INTERNATIONAL ANNOUNCES
SECOND QUARTER RESULTS

        Irving, Texas, August 11, 2005: Darling International Inc. (AMEX: DAR) today reported sales and earnings for its 2005 fiscal second quarter and six months ended July 2, 2005 as compared to the same periods of the prior year.

        For the 2005 second quarter, the Company's net sales were $81.3 million as compared to $91.3 million for the 2004 second quarter. Decreases in raw material volumes and finished product prices accounted for the majority of the $10.0 million net sales decrease. For the 2005 second quarter, the Company reported net income of $2.7 million as compared to $4.5 million for the 2004 comparable period. The decrease in net income for the 2005 second quarter resulted primarily from decreases in raw material volumes and finished product prices. The 2004 second quarter included a charge of $1.7 million in other expenses related to the early redemption of preferred stock which was recorded in the comparable period of the prior year.

        Darling International Chairman and CEO, Randall Stuewe, noted that "while 2005 second quarter earnings lagged the second quarter of 2004, net income increased $1.8 million to $2.7 million in the second quarter versus $0.9 million net income in the first quarter of 2005, as pricing and product mix improvements accounted for the majority of the change. The impact of lower raw material volumes continued to be the primary reason earnings were lower in the first six months of Fiscal 2005 as compared to 2004."

         For the six months ended July 2, 2005, the Company reported net sales of $152.6 million as compared to $168.8 million for the 2004 comparable period. For the six months ended July 2, 2005, the Company reported net income of $3.7 million as compared to $8.4 million for the 2004 comparable period. Decreases in raw material volumes and finished product prices accounted for the majority of the $16.2 million and $4.7 million net sales and net income decreases, respectively.

        Darling International will host a conference call to discuss the Company's second quarter 2005 financial results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Friday, August 12, 2005. To listen to the conference call, participants calling from within North America may dial 800-322-0079; international participants may dial 973-409-9258. Please call approximately fifteen minutes before the start of the call to ensure that you are connected. The call will also be available as a live audio web cast that can be accessed on the company website at http://www.darlingii.com/investors/investors.html or http://www.earnings.com. Following its completion, a replay of the call can be accessed until September 9, 2005 by dialing 877-519-4471 or 973-341-3080 outside of North America. The access code for the replay is 6349575. The conference call will also be archived on the company's website for seven days.

         Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats and meat and bone meal. These products are primarily sold to animal feed and oleo-chemical manufacturers around the world. In addition, the Company provides grease trap collection services and sells equipment to restaurants.

        For more information, please visit http://www.darlingii.com.

{ This media release contains forward-looking statements regarding the business operations of Darling and the industry in which it operates. These statements are identified by words such as "may," "will," "expect," "believe," "intend," "anticipate," "should", "estimate," continue," and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including business and economic conditions in its existing markets, that could cause actual results to differ materially from those projected in such forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company's filings with the Securities and Exchange Commission. Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.} }

Darling International Inc.
Consolidated Operating Results
For the Periods Ended Ended July 2, 2005 and July 3, 2004
(Dollars in thousands, except per share amounts)
(Unaudited)

                                                   Three Months Ended                 Six Months Ended
                                       --------------------------------------------------------------------------
                                                               $ Change                               $ Change
                                         July 2,    July 3,   Favorable/       July 2,     July 3,   Favorable/
                                           2005      2004    (Unfavorable)      2005        2004    (Unfavorable)
                                       --------------------------------------------------------------------------
Net sales                               $ 81,274   $ 91,258    $ (9,984)      $152,627    $168,798   $(16,171)
Costs and expenses:
   Cost of sales and operating
     expenses                             62,701     67,152       4,451        118,810     125,246      6,436
   Selling, general and
     administrative expenses               9,347      9,111        (236)        18,047      18,098         51
   Depreciation and
     amortization                          3,807      3,970         163          7,578       7,742        164
                                         -------    -------     -------        -------     -------    -------
Total costs and expenses                  75,855     80,233       4,378        144,435     151,086      6,651
                                         -------    -------     -------        -------     -------    -------
Operating income                           5,419     11,025      (5,606)         8,192      17,712     (9,520)
                                         -------    -------     -------        -------     -------    -------
Other income/(expense):
   Interest expense (1)                   (1,589)    (1,800)        211         (3,173)     (3,560)       387
   Other, net                                475     (1,730)      2,205            675        (335)     1,010
                                         -------    -------     -------        -------     -------    -------
Total other expense                       (1,114)    (3,530)      2,416         (2,498)     (3,895)     1,397
                                         -------    -------     -------        -------     -------    -------
Income from continuing operations
   before income taxes                     4,305      7,495      (3,190)         5,694      13,817     (8,123)
Income taxes                              (1,563)    (3,048)      1,485         (2,036)     (5,456)     3,420
                                         -------    -------     -------        -------     -------    -------
Income from continuing operations
                                           2,742      4,447      (1,705)         3,658       8,361     (4,703)
Income from discontinued operations,
   net of tax                                  6         19         (13)            12          40        (28)
                                         -------    -------     -------        -------     -------    -------
Net income                               $ 2,748    $ 4,466   $  (1,718)       $ 3,670     $ 8,401   $ (4,731)
                                         =======    =======     =======        =======     =======    =======

Basic and diluted income per share:
    Continuing operations                 $ 0.04     $ 0.07    $ (0.03)        $ 0.06      $ 0.13     $(0.07)
    Discontinued operations                    -         -            -              -           -          -
                                         -------    -------     -------        -------     -------    -------
    Total                                 $ 0.04     $ 0.07      $(0.03)        $ 0.06      $ 0.13    $ (0.07)
                                         =======    =======     =======        =======     =======    =======

(1)  Pursuant to SFAS 150, beginning in the third quarter of fiscal 2003, on a prospective basis, preferred stock dividends and accretion are included in interest expense. Approximately $0.1 million of dividends and accretion are included in interest expense for the second quarter and $0.4 million for the six months ended July 3, 2004.

FOR MORE INFORMATION CONTACT: Brad Phillips, Treasurer, or John O. Muse, Executive Vice President of Finance and Administration	251 O'Connor Ridge Blvd., #300 Irving, Texas 75038 Phone: 972-717-0300
OR Jennifer Felber Joele Frank, Wilkinson Brimmer Katcher	Phone: 212-355-4449